FORM 10f-3
Rule 144a Securities

FUND: MGI Core Opportunistic Fixed Income Portfolio

1. Issuer: IDEARC INC.

1.	Date of Purchase: 11/01/2006_______________________________________

3.	Date offering commenced: 11/01/2006__________________________________

4. Underwriters from whom purchased:  JP Morgan Securities, Inc._________

5. Subadvisor of Managed Portion: BlackRock Financial Management___________

6. Affiliated person in underwriting syndicate: -------Merrill Lynch__________

7. Nature of affiliation1 : Merrill Lynch has partial ownership of BlackRock_______

8.	Aggregate principal amount or number of shares purchased: Fund: $90,000,000

9. Aggregate principal amount or total number of shares of offering: $2,850,000,000

10. Purchase price (net of fees and expenses): 100

11. Initial public offering price: 100

12 Commission, spread or profit: _2.25% $

13. Have the following conditions been satisfied?
	YES	NO
a. The securities are part of an issue registered under the 1933 Act that is being offered to the public.	X	_________
	X	_________
	X	_________
d. The issuer of the securities and any predecessor has been in continuous operation for not less than three years.	X	_______
e. The underwriting was a firm commitment underwriting.	X	_______
f. The commission, spread or profit received by the principal underwriters was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

	X	_______
g. The amount of such securities purchased by the Fund and all investment companies and discretionary accounts advised by the same Advisor did not exceed 25% of the principal amount of the offering.	X	_______
	X	________
	X	________

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above.

Approved: /s/ Runmei Cai  Date: 1-10-2007

1 For purposes of Rule 10f-3, relevant affiliated persons include any officer, trustee or employee of the Funds, or any Advisor, or any person of which such officer, trustee, employee or Advisor is an affiliated person.